Exhibit 2.1

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Waiver”), dated as of September 25, 2024, is entered into by and among Kintara Therapeutics, Inc. (“Kintara”), Kayak Mergeco, Inc., a wholly-owned subsidiary of Kintara incorporated in the State of Delaware (“Merger Sub”), and TuHURA Biosciences, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Kintara, the Company, and Merger Sub (individually referred to as a “Party” and collectively as the “Parties”) have previously entered into that certain Agreement and Plan of Merger, dated April 2, 2024 (the “Merger Agreement”);e

WHEREAS, Section 6.8(a)(ii) of the Merger Agreement provides that Kintara will consider and vote at a meeting of the stockholders, if deemed necessary by the Parties, to amend the certificate of incorporation of Kintara to increase the number of authorized shares of common stock of Kintara (the “Charter Proposal”);

WHEREAS, Section 7.1(b) of the Merger Agreement provides that the obligation of each Party to effect the Merger and otherwise consummate the transactions contemplated by the Merger Agreement at the Closing is subject to receipt by Kintara of the Parent Stockholder Approval (as defined in the Merger Agreement), which includes approval by the stockholders of Kintara of the Charter Proposal (the “Authorized Share Condition");

WHEREAS, Section 6.8(a)(iv) of the Merger Agreement provides that Kintara will consider and vote at a meeting of its stockholders to effect the Reincorporation (as such term is defined in the Merger Agreement) (the “Reincorporation Proposal”);

WHEREAS, Kintara filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (Registration No. 333-279368), including the prospectus and proxy statement contained therein, on May 13, 2024, which was declared effective by the SEC on August 13, 2024, in order to, among other things, solicit votes for the approval of the Charter Proposal and the Reincorporation Proposal;

WHEREAS, the Parties continue to use commercially reasonable best efforts to obtain the number of votes required to approve the Charter Proposal, satisfy the Authorized Share Condition, and approve the Reincorporation Proposal;

WHEREAS, the Parties desire to waive the Authorized Share Condition set forth in Section 7.1(b) of the Merger Agreement so long as Kintara effects, immediately prior to the effectiveness of the Merger, a reverse stock split of the shares of common stock of Kintara (the “Reverse Split”) at a ratio of 1-for-35 or greater;

WHEREAS, the Parties desire to agree and acknowledge that the Reincorporation Proposal shall not be, and the Parties desire, to the extent necessary, to waive the approval of the Reincorporation Proposal as, a condition precedent to the completion of the Merger; and

WHEREAS, the conditions precedent to Closing may be waived pursuant to Section 7.1 of the Merger Agreement upon the written waiver by each of Kintara, Merger Sub, and the Company.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.
Waiver of Authorized Share Condition. Each Party hereby waives compliance by Kintara with the Authorized Share Condition set forth in Section 7.1(b) of the Merger Agreement as a condition precedent to the Parties’ obligation to effect the Merger so long as the Company effects the Reverse Split at a ratio of 1-for-35 or greater.
2.
Waiver of Approval of Reincorporation Proposal. The Parties hereby agree and acknowledge that approval of the Reincorporation Proposal shall not be, and the Company hereby waives, to the extent necessary, the approval of the Reincorporation Proposal as, a condition precedent to the Company’s obligation to effect the Merger.
3.
Continuing Effect. Except as expressly set forth herein, all of the terms and conditions of the Merger Agreement shall remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, nothing contained herein shall be deemed a waiver of any other provision of the Merger Agreement or as a waiver of or consent to any further or future action on the part of any Party that would require the waiver or consent of another Party.
4.
Counterparts; Choice of Law. This Waiver may be executed in several identical counterparts all of which shall constitute one and the same instrument. This Waiver shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.
5.
Further Assurances. Each of the Parties hereto shall execute and deliver, at the reasonable request of the other Party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other Party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Waiver.

[signature page follows]

DOCPROPERTY DOCXDOCID DMS=NetDocuments Format=<<ID>>.<<VER>> \* MERGEFORMAT 4882-5711-2551.3

IN WITNESS WHEREOF, the Parties hereto have caused this Waiver to be duly executed as of the day and year written above.

COMPANY:

TUHURA BIOSCIENCES, INC.

By: /s/ James A. Bianco

Name: James A. Bianco

Title: Chief Executive Officer

KINTARA:

KINTARA THERAPEUTICS, INC.

By: /s/ Robert Hoffman

Name: Robert Hoffman

Title: Chief Executive Officer

MERGER SUB:

KINTARA MERGECO, INC.

By: /s/ Robert Hoffman

Name: Robert Hoffman

Title: President and Secretary

[Signature Page to Waiver Agreement]

DOCPROPERTY DOCXDOCID DMS=NetDocuments Format=<<ID>>.<<VER>> \* MERGEFORMAT 4882-5711-2551.3